CREDIT SUISSE

HOME EQUITY ASSET TRUST 2006-5

DERIVED INFORMATION  [6/07/06]

[$10,625,000]

Class M-8

Mezzanine Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Excess Interest

The tables below show the Excess Interest at forward libor (Appendix) for the first six months, and forward libor plus 100 basis points for every period thereafter, at 100% of the Fisher Francis Prepayment Curve (FFPC – See Appendix).  The calculations assume running the deal to maturity, and the deal will not stepdown.

The amount of Excess Interest is equal to the collateral net interest less the interest accrued on each bond at the applicable pass-through rate, plus the net proceeds from the interest rate swap in the deal.

XS INTEREST – 100 FFPC
PERIOD	FWD LIBOR	PERIOD	FWD LIBOR	PERIOD	FWD LIBOR
1	3.85%	46	4.28%	91	3.84%
2	1.86%	47	4.39%	92	3.87%
3	1.72%	48	4.22%	93	4.55%
4	1.73%	49	4.37%	94	3.94%
5	1.72%	50	4.20%	95	4.19%
6	1.73%	51	4.20%	96	4.02%
7	1.75%	52	4.37%	97	4.26%
8	1.75%	53	4.24%	98	4.09%
9	1.75%	54	4.40%	99	4.13%
10	1.75%	55	4.19%	100	4.38%
11	1.75%	56	4.17%	101	4.23%
12	1.75%	57	4.67%	102	4.48%
13	1.75%	58	4.17%	103	4.33%
14	1.75%	59	4.39%	104	4.38%
15	1.75%	60	4.25%	105	5.03%
16	1.75%	61	4.19%	106	4.49%
17	1.95%	62	3.99%	107	4.75%
18	2.13%	63	3.99%	108	4.62%
19	2.11%	64	4.21%	109	4.86%
20	2.10%	65	4.00%	110	4.74%
21	2.30%	66	4.21%
22	2.78%	67	4.00%
23	3.77%	68	3.99%
24	3.80%	69	4.43%
25	3.79%	70	4.00%
26	3.76%	71	4.25%
27	3.82%	72	4.04%
28	3.99%	73	4.24%
29	4.34%	74	4.03%
30	4.38%	75	3.70%
31	4.35%	76	3.94%
32	4.35%	77	3.72%
33	4.49%	78	3.95%
34	4.55%	79	3.72%
35	4.47%	80	3.72%
36	4.34%	81	4.40%
37	4.46%	82	3.74%
38	4.32%	83	3.97%
39	4.31%	84	3.76%
40	4.46%	85	3.99%
41	4.33%	86	3.78%
42	4.46%	87	3.78%
43	4.31%	88	4.01%
44	4.30%	89	3.81%
45	4.70%	90	4.04%

Net WAC

The tables below show the Net WAC at 20% libor with the collateral run at 100% FFPC.  The calculations assume running the deal to maturity, and the deal will not stepdown.

Period	Net WAC (1)	Period	Net WAC (1)	Period	Net WAC (1)	Period	Net WAC (1)
1	10.27%	31	11.69%	61	11.56%	91	10.96%
2	7.17%	32	12.05%	62	11.18%	92	10.94%
3	12.56%	33	11.64%	63	11.17%	93	10.94%
4	12.15%	34	11.61%	64	11.23%	94	10.92%
5	12.14%	35	12.83%	65	11.16%	95	11.28%
6	12.54%	36	11.57%	66	11.52%	96	10.90%
7	12.13%	37	11.94%	67	11.14%	97	11.26%
8	12.53%	38	11.54%	68	11.13%	98	10.88%
9	12.12%	39	11.91%	69	11.18%	99	10.87%
10	12.11%	40	11.51%	70	11.11%	100	10.86%
11	13.39%	41	11.49%	71	11.52%	101	10.85%
12	12.09%	42	11.86%	72	11.14%	102	11.20%
13	12.48%	43	11.46%	73	11.51%	103	10.83%
14	12.07%	44	11.83%	74	11.12%	104	10.82%
15	12.46%	45	11.44%	75	11.11%	105	10.81%
16	12.05%	46	11.42%	76	11.11%	106	10.80%
17	12.04%	47	12.63%	77	11.10%	107	11.14%
18	12.44%	48	11.39%	78	11.46%	108	10.77%
19	12.03%	49	11.76%	79	11.08%	109	11.12%
20	12.42%	50	11.37%	80	11.07%	110	10.75%
21	12.01%	51	11.73%	81	11.06%
22	12.00%	52	11.34%	82	11.05%
23	12.80%	53	11.33%	83	11.41%
24	11.92%	54	11.70%	84	11.03%
25	12.27%	55	11.31%	85	11.39%
26	11.84%	56	11.68%	86	11.01%
27	12.20%	57	11.29%	87	11.00%
28	11.77%	58	11.28%	88	10.99%
29	11.74%	59	12.48%	89	10.98%
30	12.11%	60	11.27%	90	11.33%

Appendix

Forward Libor:

100 FFPC
Period	CPR FRM	CPR ARM	Period	CPR FRM	CPR ARM
1	1.452695	3.116340	51	22.083750	33.418820
2	2.905391	5.874877	52	22.035000	32.949989
3	4.358086	8.633414	53	21.986250	32.481157
4	5.810781	11.391951	54	21.937500	32.012325
5	7.263477	14.150488	55	21.888750	31.543493
6	8.716172	16.747037	56	21.840000	31.074661
7	9.727216	18.477656	57	21.791250	30.605830
8	10.738260	20.208275	58	21.742500	30.136998
9	11.739595	21.937532	59	21.693750	29.668166
10	12.740931	23.666788	60	21.645000	29.296246
11	13.742266	25.396045	61	21.596250	29.296246
12	14.743601	30.027620	62	21.547500	29.296246
13	15.767751	29.791984	63	21.498750	29.296246
14	16.131696	29.516393	64	21.450000	29.296246
15	16.461660	29.240803	65	21.401250	29.296246
16	16.791624	28.965213	66	21.352500	29.296246
17	17.121588	28.689622	67	21.303750	29.296246
18	17.451551	28.436742	68	21.255000	29.296246
19	17.805787	28.099348	69	21.206250	29.296246
20	18.160023	27.761954	70	21.157500	29.296246
21	18.491320	27.405531	71	21.108750	29.296246
22	18.822617	27.049107	72	21.060000	29.296246
23	19.153913	26.692684	73	21.050627	29.296246
24	19.485210	26.731400	74	21.041254	29.296246
25	20.589203	66.602970	75	21.031880	29.296246
26	20.010973	62.375916	76	21.022507	29.296246
27	19.325692	57.736830	77	21.013134	29.296246
28	18.640412	53.097745	78	21.003761	29.296246
29	17.955131	48.458660	79	20.994388	29.296246
30	17.269851	44.765602	80	20.985014	29.296246
31	16.661035	43.442676	81	20.975641	29.296246
32	16.052219	42.119751	82	20.966268	29.296246
33	15.443403	40.796825	83	20.956895	29.296246
34	14.834587	39.473899	84	20.947521	29.296246
35	14.225771	38.150973	85	20.938148	29.296246
36	13.616955	42.700219	86	20.928775	29.296246
37	28.917015	43.620270	87	20.919402	29.296246
38	28.903818	42.258068	88	20.910029	29.296246
39	27.895122	40.895866	89	20.900655	29.296246
40	26.886426	39.533663	90	20.891282	29.296246
41	25.877730	38.307994	91	20.881909	29.296246
42	24.869035	37.809429	92	20.872536	29.296246
43	24.571410	37.310863	93	20.863163	29.296246
44	24.273785	36.812297	94	20.853789	29.296246
45	23.976160	36.313731	95	20.844416	29.296246
46	23.678535	35.815165	96	20.835043	29.296246
47	23.380910	35.316600	97	20.825670	29.296246
48	23.083285	34.825316	98	20.816296	29.296246
49	22.181250	34.356484	99	20.806923	29.296246
50	22.132500	33.887652	Thereafter:	20.806923	29.296246